EXHIBIT 23.1
CONSENT OF KPMG LLP

The Board of Directors
NVIDIA Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-106191, 333-51520, 333-74905, 333-74868 and 333-100010), on Form S-3 (Nos. 333-111397, 333-74326, 333-33560, 333-47102, 333-46650), and on Form S-4 (No. 333-54406) of NVIDIA Corporation of our report dated February 12, 2004, relating to the consolidated balance sheets of NVIDIA Corporation and subsidiaries as of January 25, 2004 and January 26, 2003 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 25, 2004, and the related schedule, which report appears in the January 25, 2004 annual report on Form 10-K of NVIDIA Corporation. Our report contains a paragraph discussing the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

Mountain View, California
March 26, 2004